â                                                              News Release

Cory T. Walker
June 6, 2012 Chief Financial Officer
(386) 239-7250

BROWN & BROWN, INC. ANNOUNCES THE PROMOTIONS OF
LINDA S. DOWNS TO CHIEF OPERATING OFFICER AND CHARLIE
LYDECKER TO PRESIDENT OF RETAIL DIVISION

(Daytona Beach and Tampa, Florida) . . . The Board of Directors of Brown & Brown, Inc. (NYSE:BRO) today announced that Linda S. Downs, CPCU, AIA, Regional President, has been named Chief Operating Officer of the Company, and Charles H. ("Charlie") Lydecker, CPCU, CIC, AIM, has been named to the newly-created position of President of the Company's Retail Division, which is its largest division.  Mr. Lydecker previously served as a Regional President of the Company. Effective immediately, Ms. Downs will assume responsibility for leadership of internal operations and for oversight of the Company's Services Division while continuing to be responsible for oversight of certain retail offices, and Mr. Lydecker will commence leadership of the Company's Retail Division operations throughout the United States.  Both Ms. Downs and Mr. Lydecker will continue to report to the Chief Executive Officer.

J. Powell Brown, President and Chief Executive Officer, stated, "These promotions are an important and necessary step as we move toward our announced goal of '2B,' that is, the attainment of two billion dollars in annual revenue.  Linda and Charlie's respective records of success and breadth of experience within Brown & Brown uniquely qualify them for their new roles, both of which are critically important as we continue to grow.  Linda and Charlie understand and exemplify the best in our Company's competitive, performance-driven culture, and each of them has repeatedly demonstrated the ability to help others deliver measurable results that are essential to our continued success."

Ms. Downs began her career with Brown & Brown in 1980 with the establishment of the Orlando, Florida retail office, which she led until 1998.  She was promoted to Regional President in January 2011, and prior to that, she held the titles of Senior Executive Vice President (2010-11), Executive Vice President for Leadership Development (2006-10), and Regional Executive Vice President (2001-06), respectively.  In these capacities, she has had oversight responsibility for a variety of enterprises, including offices in the Retail, National Programs and Wholesale Brokerage Divisions, the Company's Corporate Benefits and Leadership Development Departments and the Company's Leadership Schools. Ms. Downs is actively involved with Habitat for Humanity in addition to a number of other charitable endeavors in Orlando and Daytona Beach, Florida, and she is a past member of the Florida Symphony Board and the Downtown (Orlando) Women's Executive Council and Presidential Advisory Board of Embry-Riddle Aeronautical University.  She holds both the Chartered Property Casualty Underwriter (CPCU) and Accredited Insurance Advisor (AIA) designations.

Mr. Lydecker has been with Brown & Brown since 1990.  He has been promoted through several positions over the years and was elected Regional President in January 2011.  Prior to that, he served as Regional Executive Vice President since 2002.  Mr. Lydecker has worked in the Daytona Beach office of Brown & Brown since joining the Company, and served as profit center leader of that office from 1999 until 2006.  Mr. Lydecker serves as Chairman of The Florida Birth Related Neurological Injury Compensation Association (NICA).  He also serves as a director of Associated Industries of Florida, Gateway Banks of Florida and Stonewood Holdings, LLC, a Florida-based restaurant chain, and he is a member of the Board of Trustees of American University in Washington, D.C.  He previously served as Vice Chairman of the Florida Ethics Commission, Vice Chairman of the Florida Self-Insurers Guaranty Association and Chairman of the Florida Housing Finance Corporation.  He is the past Chairman of the Daytona Beach/Halifax Area Chamber of Commerce, Futures Public Education Foundation, and the United Way of Volusia/Flagler (FL) Counties, and is a graduate of Leadership Florida.  Mr. Lydecker holds Chartered Property Casualty Underwriter (CPCU), Certified Insurance Counselor (CIC) and Associate in Management (AIM) designations.  Mr. Lydecker is a graduate of American University.

Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance and reinsurance products and services, as well as risk management, third-party administration, managed health care, and Medicare set-aside and Social Security disability advocacy services and programs. Providing service to business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States' seventh largest independent insurance intermediary. The Company's Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company's current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results, financial condition and achievements may differ, possibly materially, from the anticipated results, financial condition and achievements contemplated by these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results and condition, as well as its other achievements, are contained in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

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